August 27, 1997
                                    TERM NOTE


                  For value received and intending to be legally bound, VERMONT PURE SPRINGS, INC., a Delaware corporation having a business address in Randolph, Vermont ("Maker"), hereby promises to pay to the order of David Eger, an individual residing at
                                               ("Payee"), after date, the
principal sum of five hundred and three thousand Dollars ($503,000), together with interest thereon upon the terms and conditions hereinafter set forth.

                  1. Term and Interest Rate. This Note shall be for a term expiring on August 31, 2002 and interest shall accrue on the outstanding principal balance hereof at a per annum rate equal to the prime rate in effect from time to time as reported in the Wall Street Journal (the "Interest Rate"). Interest shall be calculated on a three hundred sixty five (365) day year for the actual number of days elapsed in each calendar year.

                  2.       Payments.

                           a.       Interest.  Interest that accrues on the
outstanding principal balance hereof at the rate set forth above through December 31, 1997 shall be due and payable on January 2, 1998. Interest that accrues thereafter shall be payable monthly in arrears.

                           b.       Principal Balance.  The principal balance of
this Note shall be payable in consecutive  monthly  installments  based on a ten
(10) year amortization of principal and assuming level payments of interest (ignoring the fact that payment of 1997 interest is due on January 2, 1998) and principal and an interest rate of eight and one-half percent (8 1/2%) per annum payable on the last day of each month commencing on September 30, 1997 and one final payment, on August 31, 2002, of the entire outstanding principal balance hereof and all accrued interest and all other sums due and owing hereunder.

                  3. Prepayment. Maker shall have the right to prepay, without premium or penalty, the principal sum hereof, in whole or in part, at any time after January 1, 1998, provided that such repayment is accompanied by the payment of all interest accrued hereunder to the date of prepayment and all other fees and charges due hereunder.

                  4. Place of Payment. Principal and interest hereunder shall be payable by wire transfer to the account as follows, or such other account as shall be specified in writing by Payee:

                           Chase Bank
                           4 New York Plaza
                           New York, NY  10004
                           ABA #021000021
                           FBO First Albany Corporation
                           A/C# 066-002-044

                           FFC to David Eger
                           FAC Account No. 3036-7552

                  5. Default; Acceleration; Remedies. Should there occur an event of default hereunder, and if such default is not cured by Maker within fifteen (15) business days after receipt by Maker of written notice from Payee detailing such default, the late payment shall bear interest at the Default Rate (which shall be the Interest Rate plus five percent (5%) per year) if not paid within the grace period provided, and Payee, at his option, may declare in writing immediately due and payable the entire unpaid balance of principal and all other sums due by Maker hereunder, together with interest accrued thereon at the applicable rate specified herein to the date of default and thereafter at the Default Rate. Upon such a declaration of all such sums becoming due and payable by reason of such event of default, payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Payee in this Note. If Payee is required to sue for collection of any installment, Payee should also be entitled to the reasonable costs of collection, including reasonable attorneys' fees.

                  6. Severability. If any provision of this Note is held to be invalid or enforceable by a court of competent jurisdiction, the other provisions of this Note remain in full force and effect and shall be liberally construed in favor of Payee in order to effect the provisions of this Note.

                  7. Limitation of Interest to Maximum Lawful Rate. In no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding and shall be applied in such order as Payee may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the said sums outstanding shall be refunded in cash to Maker by Payee. Any such crediting or refund shall not cure or waive any default by Maker hereunder.

                  8. Waivers. All parties to this instrument, whether makers, endorsers, sureties, guarantors, or otherwise, waive, severally and jointly, presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment or nonacceptance and any other notice that may otherwise be required by law, except as to notice requirements explicitly required hereunder.

                  9. Applicable Law. This instrument shall be governed by and construed according to the laws of the State of New York.

                  10. Captions. The option or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

                  11. Construction. Whenever used, the singular number shall include the

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


plural, the plural the singular and the use of any gender shall be applicable to all genders. The words "Payee" and "Maker" shall be deemed to include the respective heirs, personal representatives, successors and assigns of Payee and Maker.


                  IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

                                       12.
                                                VERMONT PURE SPRINGS, INC.


                                                By:___________________________

                                                Title:_________________________




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